Exhibit 99.1

Natural Resource Partners L.P.
601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE

Natural Resource Partners L.P.
Reports Third Quarter Results
Third Quarter 2010 Highlights:
•	Record revenues of $80.8 million, up 26% from 3Q09

•	Distributable cash flow of $54.2 million, up 80% from 3Q09

•	Net income attributable to the limited partners of $39.4 million, up 56% from 3Q09

•	Net income per unit of $0.51, up 42% from 3Q09

•	Excluding the impact of the elimination of the incentive distribution rights, adjusted net income attributable to the limited partners of $26.6 million or $0.36 per unit, unchanged from 3Q09

•	Distribution of $0.54 per unit
HOUSTON, November 3, 2010 — Natural Resource Partners L.P. (NYSE:NRP) today reported that for the second consecutive quarter, improved coal markets led to record revenues and higher third quarter 2010 results. Distributable cash flow, a non-GAAP measure, increased 80% over the third quarter of 2009 to $54.2 million. Net income attributable to the limited partners of $39.4 million increased 56% over the same period last year. Net income per unit improved 42% to $0.51 from the $0.36 per unit reported for the third quarter 2009. Excluding the impact of the elimination of the incentive distribution rights, adjusted net income per unit was $0.36 in the third quarter 2010, or flat with the same period in 2009. Reconciliations of distributable cash flow to GAAP and adjusted net income per unit are provided in the tables at the end of the release.
“NRP’s lessees have continued to receive much higher prices for coal leading to another great quarter,” said Nick Carter, President and Chief Operating Officer. “The gradual improvements in the economy evidenced by improving commercial/industrial electricity usage, coupled with the continuing strength of the steel sector, led to our record revenue and an improving outlook.”

NRP Reports 3Q10 Results	Page 2 of 12

	Three	Three		Nine	Nine
	Months	Months	%	Months	Months	%
	Ended	Ended	Change	Ended	Ended	Change
	Sep. 30,	Sep. 30,	Three	Sep. 30,	Sep. 30,	Nine
Highlights	2010	2009	Months	2010	2009	Months
		(in thousands except per unit, per ton and %)

Revenues
Total revenues:	$80,752	$63,962	26%	$223,859	$190,182	18%
Coal production:	12,367	11,283	10%	34,936	35,549	(2%)
Coal royalty revenues:	$60,142	$49,307	22%	$165,135	$148,294	11%
Average coal royalty revenue per ton:	$4.86	$4.37	11%	$4.73	$4.17	13%
Revenues other than coal royalties	$20,610	$14,655	41%	$58,724	$41,888	40%

Net income
Net income to limited partners:	$39,350	$25,161	56%	$84,269	$51,563	63%
Net income per unit:	$0.51	$0.36	42%	$1.14	$0.77	48%
Average units outstanding:	77,896	69,451	12%	73,792	67,113	10%

Distributable cash flow:	$54,197	$30,061	80%	$151,841	$114,622	32%
Revenues
Third Quarter
NRP reported record quarterly revenues of $80.8 million for the third quarter 2010, a 26% rise over the third quarter 2009 due to increases in both the production of and realized prices for coal. Production in the third quarter 2010 was up 10% to 12.4 million tons and the average coal royalty revenue per ton increased 11% over the same quarter last year to $4.86. NRP’s lessees realized higher prices for both steam and metallurgical coal in the third quarter.
Revenues other than coal royalties increased 41%, or approximately $6.0 million, from the third quarter 2009 mainly due to:
•	increased throughput on the coal processing and transportation assets generating a $2.1 million increase in fees; and

•	a $3.1 million quarterly non-recoupable minimum recognized as income for each quarter of 2010, which after this year, will only be recognized as revenues when recouped through production;
Nine Months
The improvements seen in the third quarter are reflected in the nine month numbers. The increases in realized prices for coal more than offset the slight decline in production for the nine month period. Metallurgical coal accounted for 33% of NRP’s production and 39% of its coal royalty revenues for the first nine months of 2010.

NRP Reports 3Q10 Results	Page 3 of 12
Operating Expenses
Third Quarter
NRP incurred total operating costs and expenses of $30.4 million in the third quarter of 2010, up by $7.8 million mainly due to a $3.2 million increase in depreciation, depletion and amortization and a $4.2 million increase in general and administrative expenses. The $4.2 million increase in third quarter 2010 general and administrative expenses over third quarter 2009 included $2.7 million for increased accruals on the long term incentive plan associated with the increase in NRP’s unit price and additional expenses related to the venture with International Paper.
Nine Months
Operating costs for the first nine months of 2010 increased by $941 thousand due to increased general and administrative expenses offset by decreased depreciation, depletion and amortization due to lower production in the nine month period of 2010 versus the same period last year.
Net income
Third Quarter
Net income to the limited partners increased $14.2 million to $39.4 in the third quarter 2010 over the third quarter 2009 net income of $25.2 million. Nearly 65% of this increase was associated with increased revenues while $5.0 million was associated with the elimination of the incentive distribution rights announced by NRP in late September 2010. Net income per unit increased to $0.51 per unit even though there was a 12% increase in the average number of units outstanding in the third quarter 2010 versus the same period last year. Adjusting for the elimination of the incentive distribution rights, the net income per unit remained flat with that of the third quarter 2009 at $0.36 per unit.
Nine Months
Net income to the limited partners increased $32.7 million, or 63%, for the first nine months of 2010 when compared to the same period in 2009 due to improved revenues. Net income per unit rose by $0.37 per unit, to $1.14 per unit, despite a 10% increase in the number of units outstanding during the respective time periods. Excluding the impact of the elimination of incentive distribution rights, adjusted net income per unit rose by $0.10 per unit.
Distributable cash flow
Third Quarter
Distributable cash flow rose $24.2 million, or 80%, to $54.2 million over the second quarter of 2009, mainly due to the improved revenues of $16.8 million and a $6.6 million increase in receipts of minimum royalties period over period.

NRP Reports 3Q10 Results	Page 4 of 12
Nine Months
Distributable cash flow increased $37.2 million, or 32% during the nine months ended September 30, 2010 versus the same period last year predominantly due to improved revenues.
Third Quarter 2010 compared to Second Quarter 2010

	3Q10	2Q10	% Change
	(in thousands, except per ton
	and per unit)
Total revenues:	$80,752	$79,587	1%
Coal production:	12,367	11,767	5%
Coal royalty revenues:	$60,142	$57,832	4%
Average coal royalty revenue per ton:	$4.86	$4.91	(1%)
Revenues other than coal royalty:	$20,610	$21,755	(5%)
Net income to limited partners:	$39,350	$28,054	40%
Net income per unit:	$0.51	$0.38	34%
Average units outstanding:	77,896	74,028	5%
Distributable cash flow:	$54,227	$63,792	(15%)
Revenues
Total revenues for the third quarter 2010 increased modestly over the second quarter 2010, to a record $80.8 million, mainly due to increased shipments of coal offset somewhat by a slight decrease in the realized coal royalty revenue per ton. Coal production increased 5% while average coal royalty revenue per ton decreased 1% to $4.86. NRP experienced increased production in all regions except Northern and Southern Appalachia. The largest increase occurred in the Illinois Basin where, for the second consecutive quarter, production increased approximately 600 thousand tons. The increase in the Illinois Basin was due to increased shipments of coal at both the Williamson and Macoupin properties. Revenues other than coal royalty decreased $1.1 million primarily due to $1.9 million received in the second quarter from a right of way easement offset by minor improvements across several categories.
Operating Expenses
Operating expenses for the third quarter of 2010 increased $2.8 million over the second quarter mainly due to general and administrative expenses. General and administrative costs for the third quarter increased $2.0 million which included an increase in the long-term incentive plan accrual for both additional grants for new employees and the additional accrual associated with a 13% increase in NRP’s unit price during the third quarter.
Net income
Net income to the limited partners increased $11.3 million in the third quarter to $39.4 million, mainly due to the elimination of the incentive distribution rights in the third quarter. Excluding the impact of the elimination of the incentive distribution rights, the net income to the limited partners would have been $26.6 million or $0.36 per unit compared to $28.1 million or $0.38 per unit in the second quarter 2010.

NRP Reports 3Q10 Results	Page 5 of 12
Distributable cash flow
Distributable cash flow decreased $9.6 million, or 15% to $54.2 million from last quarter due solely to a scheduled interest payment that was made on NRP’s senior notes that offset the improvements in revenue.
Current Market
The coal markets continue to improve. Metallurgical coal prices increased substantially in the first half of the year and have now stabilized at prices approximately twice that of a year ago. In addition, we have seen record coal burns at the utilities, causing stockpiles to be significantly lower than six to nine months ago. The weather over the last nine months in the coal consuming region, coupled with steadily improving commercial/industrial usage, has contributed significantly to the lowering of these stockpiles. Demand for steam coal and for metallurgical coal has improved significantly over the last year.
Guidance — Update
NRP updated its guidance at the end of the second quarter both increasing and narrowing the ranges. In the third quarter, NRP has continued to see improvements in prices and is now anticipating meeting or exceeding the upper limits of all the ranges except production which is anticipated to be near the middle of the previously announced range. In addition, net income per unit is now anticipated to be in a range of $1.40 to $1.50 per unit, an increase of $0.30 to $0.40 per unit, of which approximately $0.15 to $0.20 is due to the elimination of the incentive distribution rights that occurred during the third quarter.
Acquisitions and Liquidity
In the third quarter, NRP took a major step in simplifying its corporate structure. On September 20, NRP issued 32 million units to the holders of the incentive distribution rights in exchange for the permanent retirement of those rights. This transaction not only simplifies NRP’s structure but it also lowers NRP’s cost of capital, which is critical to completion of acquisitions and growing the partnership’s cash flows and distributions.
Early in the fourth quarter, NRP completed the third acquisition of the coal reserves associated with the Deer Run mine in the Illinois Basin. This property, currently under development, will increase coal royalty production for NRP in 2011 and dramatically increase production in 2012 as the longwall production commences.
“With the improvements in the coal markets leading to increased revenues, the cash balance of $72.2 million and the $261.0 million that we had available on our credit facility at the end of the quarter, NRP has the capital available to fund its committed capital obligations and pursue additional acquisitions,” said Dwight Dunlap, Chief Financial Officer. “Our capital structure has been strengthened throughout the year due to our improved financial performance, our equity issuance at the beginning of the second

NRP Reports 3Q10 Results	Page 6 of 12
quarter as well as the elimination of the incentive distribution rights during the third quarter. The elimination of the incentive distribution rights will enhance our ability to continue to make accretive acquisitions and grow our distribution.”
Distributions
As reported on October 22, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.54 per unit, unchanged from the second quarter 2010.
Company Profile
Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the current coal market conditions and borrowing capacity. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

10-20	-Financial statements follow-

NRP Reports 3Q10 Results	Page 7 of 12
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$4,883	$3,998	$14,224	$9,931
Central	38,418	33,688	108,751	101,874
Southern	5,530	4,849	15,805	14,755

Total Appalachia	$48,831	$42,535	$138,780	$126,560
Illinois Basin	9,278	5,413	20,307	16,234
Northern Powder River Basin	2,033	1,359	6,048	5,500

Total	$60,142	$49,307	$165,135	$148,294

Coal royalty production (tons):
Appalachia
Northern	1,177	1,238	3,676	3,304
Central	7,051	6,984	20,417	21,962
Southern	763	799	2,297	2,438

Total Appalachia	8,991	9,021	26,390	27,704
Illinois Basin	2,389	1,723	5,287	5,005
Northern Powder River Basin	987	539	3,259	2,840

Total	12,367	11,283	34,936	35,549

Average royalty revenue per ton:
Appalachia
Northern	$4.15	$3.23	$3.87	$3.01
Central	5.45	4.82	5.33	4.64
Southern	7.25	6.07	6.88	6.05
Total Appalachia	5.43	4.72	5.26	4.57
Illinois Basin	3.88	3.14	3.84	3.24
Northern Powder River Basin	2.06	2.52	1.86	1.94

Combined average royalty revenue per ton	$4.86	$4.37	$4.73	$4.17

Aggregates:
Royalty revenues	$1,606	$1,400	$3,486	$3,377
Aggregate royalty bonus	$—	$300	$(639)	$1,320
Production:	973	1,148	2,356	2,629
Average base royalty per ton:	$1.65	$1.22	$1.48	$1.28

NRP Reports 3Q10 Results	Page 8 of 12
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues:
Coal royalties	$60,142	$49,307	$165,135	$148,294
Aggregate royalties	1,606	1,700	2,847	4,697
Coal processing fees	2,343	1,508	6,680	5,808
Transportation fees	4,285	3,049	11,103	8,634
Oil and gas royalties	1,013	1,203	4,200	3,649
Property taxes	3,552	3,311	8,985	9,036
Minimums recognized as revenue	3,782	775	10,574	1,065
Override royalties	2,625	2,077	8,749	5,961
Other	1,404	1,032	5,586	3,038

Total revenues	80,752	63,962	223,859	190,182
Operating costs and expenses:
Depreciation, depletion and amortization	16,195	12,952	44,048	48,026
General and administrative	8,761	4,586	22,103	17,926
Property, franchise and other taxes	4,580	4,273	11,812	11,399
Transportation costs	614	403	1,436	1,144
Coal royalty and override payments	258	353	1,251	1,214

Total operating costs and expenses	30,408	22,567	80,650	79,709

Income from operations	50,344	41,395	143,209	110,473
Other income (expense)
Interest expense	(10,204)	(10,762)	(31,279)	(29,516)
Interest income	13	18	25	196

Income before non-controlling interest	40,153	$30,651	111,955	$81,153

Non-controlling interest	—	—	—	—

Net income	$40,153	$30,651	$111,955	$81,153

Net income attributable to:
General partner	$803	$513	$1,720	$1,052

Holders of incentive distribution rights	$—	$4,977	$25,966	$28,538

Limited partners	$39,350	$25,161	$84,269	$51,563

Basic and diluted net income per limited partner unit:	$0.51	$0.36	$1.14	$0.77

Weighted average number of units outstanding:	77,896	69,451	73,792	67,113

NRP Reports 3Q10 Results	Page 9 of 12
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income	$40,153	$30,651	$111,955	$81,153
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	16,195	12,952	44,048	48,026
Non-cash interest charge, net	124	326	415	1,336
Change in operating assets and liabilities:
Accounts receivable	(256)	(1,885)	(5,341)	(20)
Other assets	501	312	620	579
Accounts payable and accrued liabilities	205	104	303	(143)
Accrued interest	(7,136)	(7,123)	(7,458)	(3,214)
Deferred revenue	8,613	1,996	29,254	10,306
Accrued incentive plan expenses	3,765	840	2,425	2,408
Property, franchise and other taxes payable	(58)	(53)	(561)	(1,632)

Net cash provided by operating activities	62,107	38,120	175,660	138,799

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(365)	(19,345)	(111,176)	(114,986)
Acquisition or construction of plant and equipment	(2,218)	—	(4,320)	(1,157)
Disposition of assets	408	—	808	—

Net cash used in investing activities	(2,175)	(19,345)	(114,688)	(116,143)

Cash flows from financing activities:
Proceeds from loans	4,000	22,000	85,000	325,000
Proceeds from issuance of units	—	—	110,436	—
Capital contribution by general partner	—	—	2,350	—
Deferred financing costs	—	—	—	(661)
Repayments of loans	(7,692)	(7,693)	(106,234)	(168,235)
Retirement of obligation related to acquisitions	(6,200)	(3,000)	(9,169)	(63,000)
Costs associated with issuance of units	—	—	(152)	(21)
Fees associated with the elimination of the IDRs	(2,170)	—	(2,170)	—
Distributions to partners	(54,040)	(50,697)	(151,427)	(144,787)

Net cash (used in) provided by financing activities	(66,102)	(39,390)	(71,366)	(51,704)

Net increase or (decrease) in cash and cash equivalents	(6,170)	(20,615)	(10,394)	(29,048)
Cash and cash equivalents at beginning of period	78,410	81,495	82,634	89,928

Cash and cash equivalents at end of period	$72,240	$60,880	$72,240	$60,880

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$17,222	$17,556	$38,292	$31,316

Non-cash investing activities:
Mineral rights to be received	$—	$—	$13,249	$—
Liability associated with acquisitions	1,268	—	1,268	1,170
Equity issued for acquisitions	—	—	—	95,910
Non-controlling interest	—	—	(7,355)	—
Non-cash financing activities:
Obligation related to purchase of reserves and infrastructure	$—	$14,802	$6,200	$74,022

NRP Reports 3Q10 Results	Page 10 of 12
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands, except for unit information)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$72,240	$82,634
Accounts receivable, net of allowance for doubtful accounts	28,974	27,141
Accounts receivable — affiliate	7,850	4,342
Other	197	930

Total current assets	109,261	115,047
Land	24,343	24,343
Plant and equipment, net	63,701	64,351
Coal and other mineral rights, net	1,241,714	1,151,835
Intangible assets	160,751	164,554
Loan financing costs, net	2,550	2,891
Other assets, net	682	569

Total assets	$1,603,002	$1,523,590

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$2,486	$914
Accounts payable — affiliates	178	179
Obligation related to acquisitions	—	2,969
Current portion of long-term debt	31,518	32,235
Accrued incentive plan expenses — current portion	5,734	4,627
Property, franchise and other taxes payable	5,603	6,164
Accrued interest	2,842	10,300

Total current liabilities	48,361	57,388
Deferred revenue	96,272	67,018
Accrued incentive plan expenses	8,689	7,371
Long-term debt	606,070	626,587
Partners’ capital:
Common units (106,027,836 in 2010, 69,451,136 in 2009)	822,365	747,437
General partner’s interest	14,450	13,409
Holders of incentive distribution rights	—	4,977
Non-controlling interest	7,355	—
Accumulated other comprehensive loss	(560)	(597)

Total partners’ capital	843,610	765,226

Total liabilities and partners’ capital	$1,603,002	$1,523,590

NRP Reports 3Q10 Results	Page 11 of 12
Natural Resource Partners L.P.
Reconciliation of GAAP Financial Measurements
to Non-GAAP Financial Measurements
(In thousands)
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net cash provided by operating activities	$62,107	$38,120	$175,660	$138,799
Less scheduled principal payments	(7,692)	(7,693)	(32,234)	(17,235)
Less reserves for future principal payments	(7,880)	(8,059)	(23,819)	(24,177)
Add reserves used for scheduled principal payments	7,692	7,693	32,234	17,235

Distributable cash flow	$54,227	$30,061	$151,841	$114,622

NRP Reports 3Q10 Results	Page 12 of 12
Reconciliation of GAAP “Net income attributable to the limited partners”
To Non-GAAP “Adjusted net income attributable to the limited partners”

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Non-GAAP
GAAP net income	$40,153	$30,651	$111,955	$81,153
Add write-off of property due to mine closure	—	—	—	8,195

Adjusted net income	$40,153	$30,651	$111,955	$89,348

Adjusted net income attributable to:

General partner	$543	$513	$1,460	$1,216

Holders of incentive distribution rights:	$12,983	$4,977	$38,949	$28,538

Limited partners	$26,627	$25,161	$71,546	$59,594

GAAP basic and diluted net income per limited partner unit	$0.51	$0.36	$1.14	$0.77

Adjusted basic and diluted net income per limited partner unit	$0.36	$0.36	$0.99	$0.89

GAAP weighted average number of units outstanding:	77,896	69,451	73,792	67,113

Adjustment for units issued during the third quarter in exchange for the elimination of the incentive distribution rights	(3,868)	—	(1,289)	—

Adjusted weighted average number of units outstanding:	74,028	69,451	72,503	67,113

Reconciliation of GAAP “Net income attributable to the limited partners”
To Non-GAAP “Adjusted net income attributable to the limited partners”

	Three Months Ended
	September 30, 2010	June 30, 2010
	(unaudited)
Non-GAAP
GAAP net income	$40,153	$41,610
Adjusted net income attributable to:

General partner	$543	$573

Holders of incentive distribution rights:	$12,983	$12,983

Limited partners	$26,627	$28,054

GAAP basic and diluted net income per limited partner unit	$0.51	$0.38

Adjusted basic and diluted net income per limited partner unit	$0.36	$0.38

GAAP weighted average number of units outstanding:	77,896	74,028

Adjustment for units issued during third quarter in exchange for the elimination of the incentive distribution rights	(3,868)	—

Adjusted weighted average number of units outstanding	74,028	74,028

-end-